Exhibit 99.1

Press Release

For immediate release:

MEDIA CONTACTS:	Mariann Caprino
860-709-0528
Gloria Barone
609-458-4988

Eric J. Foss Joins CIGNA's Board of Directors

BLOOMFIELD, Conn. – July 26, 1011 – CIGNA (NYSE:CI) today announced that Eric J. Foss will join CIGNA Corporation's board of directors effective immediately, and  will serve on the board’s audit and corporate governance committees.

Foss, 53, is the chief executive officer of Pepsi Beverages Co., a $16 billion division within PepsiCo Inc. with responsibility for the beverage business across the United States, Canada and Mexico. Prior to the merger of the Pepsi Bottling Group with PepsiCo, Foss served as Pepsi Bottling Group’s chairman and chief executive officer.  He had been named CEO and elected to the Pepsi Bottling Group’s board of directors in July 2006 and was appointed chairman in October 2008. Foss also is a director of United Dominion Realty Trust, Inc., a leading multifamily real estate investment trust based in Colorado.

“We are extremely pleased to have Eric join our board,” said CIGNA Chief Executive Officer David M. Cordani.  “Eric brings a wealth of experience and knowledge about how best to meet and exceed customers’ needs on a global basis.  He has a deep appreciation of our commitment to improve our customers’ health, well being and sense of security.”

“Eric understands what it takes to be a growth company and comes to CIGNA with a proven track record of success,” said Chairman of the Board Isaiah Harris, Jr.  “As CIGNA continues to successfully compete in the global marketplace, Eric will add tremendous value to our board.  We welcome him to CIGNA.”

More information on CIGNA's board of directors is available at: http://www.cigna.com/about_us/governance/index.html

About CIGNA
CIGNA (NYSE: CI) is a global health service company dedicated to helping people improve their health, well-being and sense of security. CIGNA Corporation's operating subsidiaries in the United States provide an integrated suite of health services, such as medical, dental, behavioral health, pharmacy and vision care benefits, as well as group life, accident and disability insurance. CIGNA offers products and services in 29 countries and jurisdictions and has more than 66 million customer relationships throughout the world. All products and services are provided exclusively by such operating subsidiaries and not by CIGNA Corporation. Such operating subsidiaries include Life Insurance Company of North America, CIGNA Life Insurance Company of New York, and Connecticut General Life Insurance Company. To learn more about CIGNA, visit www.cigna.com. To sign up for email alerts or an RSS feed of company news, log on to http://newsroom.cigna.com/rss. Also, follow us on Twitter at @cigna, visit CIGNA’s YouTube channel at http://www.youtube.com/cigna and listen to CIGNA's podcast series with healthy tips and information at http://www.cigna.com/podcasts or by searching "CIGNA" in iTunes.

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